Exhibit 99.1

Regal Entertainment Group Announces Proposed Senior Notes Offering

Knoxville, Tennessee, May 29, 2013 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC) announced today that it plans to offer senior notes due 2023 in a registered offering. The principal amount, interest rate and certain other terms of the offering will be determined at the time of pricing.

Regal intends to use the net proceeds from the offering for the selective purchase of a portion of its outstanding 9.125% senior notes due 2018 and the 8.625% senior notes due 2019 of Regal Cinemas Corporation, a Delaware corporation and wholly-owned subsidiary of the Company. Such purchases may be made in open market or privately negotiated transactions, through one or more tender or exchange offers, pursuant to redemption terms applicable to the 9.125% senior notes or the 8.625% senior notes, or otherwise.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. The notes are being offered pursuant to the Company’s effective shelf registration statement (File No. 333-182383) on file with the Securities and Exchange Commission (“SEC”). The offering of notes will be made only by means of a prospectus supplement and related base prospectus. A copy of the preliminary prospectus supplement and related base prospectus can be obtained by either contacting Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by accessing the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2013. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,358 screens in 579 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of April 25, 2013. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
865-925-9685	865-925-9539
kevin.mead@regalcinemas.com